Exhibit 5.1

J.P. Galda & Co.

Attorneys-at-Law

40 East Montgomery Avenue, LTW 220

Ardmore, Pennsylvania 19003

Telephone: 215-815-1534

May 20, 2022

Bunker Hill Mining Corp.

82 Richmond Street East

Toronto, Ontario M5C 1P1

Canada

Dear Sirs/Mesdames,

Re:	Registration on Form S-1

We have acted as counsel to Bunker Hill Mining Corp., a corporation incorporated under the laws of the State of Nevada (the “Corporation”), in connection with a Registration Statement on Form S-1, Commission File No. 333-264602 (the “Registration Statement”) relating to the registration with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, of resales of shares of common stock of the Corporation, par value $0.0001 per share (the “Common Shares”), as described below, to be sold as provided in the form of Prospectus (the “Prospectus”) included as part of the Registration Statement:

●	2,853,465 Common Shares issued in private placement transactions (the “Issued Shares”);

●	41,634,258 Common Shares issuable Pursuant to Special Warrants (as defined in the Prospectus) (including 3,784,933 Common Shares issuable under certain penalty provisions of the Special Warrants, as described in the Prospectus) (the “Underlying Shares”);

●	41,634,258 Common Shares issuable upon exercise of Common Stock purchase warrant component of the Special Warrants (including 3,784,933 Common Shares issuable upon exercise of common stock purchase warrants under certain penalty provisions of the Special Warrants, as described in the Prospectus) (the “Underlying Warrant Shares”); and

●	115,109,332 Common Shares issuable pursuant to outstanding common share purchase warrants issued in private placement transactions, as described in the Prospectus (the “Warrant Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purpose of the opinions set forth below.

In rendering the opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Corporation and of public officials.

Based upon and subject to the foregoing, we are of the opinion that (i) the Issued Shares have been duly authorized, and are validly issued, fully paid and non-assessable and (ii) the Underlying Shares and the Underlying Warrant Shares to be issued pursuant to terms of the Special Warrants, when exercised in accordance with the terms of the Special Warrants, will be validly issued, fully paid and nonassessable; and (iii) the Warrant Shares when exercised in accordance with the terms of such warrants, will be validly issued, fully paid and nonassessable ..

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours

/s/ Joseph P. Galda